Exhibit 10d, Exhibit 10e, Exhibit 10h, Exhibit 10l

AMENDMENT TO PLANS

On June 21, 2001, the Company's Board of Directors approved an amendment to the Rogers Corporation: (i) 1988 Stock Option Plan, as restated September 14, 1989,
(ii) 1990 Stock Option Plan-Restatement No. 3, (iii) 1994 Stock Compensation Plan, as restated October 17, 1996, and (iv) 1998 Stock Incentive Plan. Capitalized terms used in this description and not otherwise defined have the meaning set forth in the respective plans. The purpose of the amendment was to change the definition of "fair market value" of the Company's Capital Stock as follows: (a) for the period beginning on April 30, 2001 and ending on June 30, 2001, the mean of the highest and lowest selling prices for the Company's Capital Stock as quoted on the business day immediately preceding the valuation day as reported on the Yahoo! Finance Internet website and (b) thereafter, the "last" selling price for the Company's Capital Stock as quoted in the New York Stock Exchange Composite Transactions section of "The Wall Street Journal" newspaper for the business day immediately preceding the valuation day; and in the event that there is no such reported price then as determined in good faith by the Company.